Exhibit 23.6

                            A.G. Edwards & Sons, Inc.
                                One Boston Place
                                   Suite 3660
                           Boston, Massachusetts 02108
                                 (617) 619-9600


CONSENT OF FINANCIAL ADVISOR

          We hereby consent to the inclusion of the opinion of A.G. Edwards & Sons, Inc. in the Form S-4 Registration Statement of Webster Financial Corporation ("WBST") and the Proxy Statement of New England Community Bancorp, Inc. ("NECB") to be filed with the Securities and Exchange Commission in connection with the proposed consolidation of WBST and NECB and to the references to the work completed by our firm as financial advisor to NECB, therein. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in the Securities Act of 1933 as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ A.G. Edwards & Sons, Inc.

A.G. Edwards & Sons, Inc.
September 27, 1999



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